Exhibit 5.1

SIMPSON THACHER & BARTLETT LLP

425 LEXINGTON AVENUE

NEW YORK, N.Y. 10017-3954

(212) 455-2000

FACSIMILE (212) 455-2502

September 6, 2013

Eaton Corporation

1000 Eaton Boulevard

Cleveland, OH 44122

Ladies and Gentlemen:

We have acted as counsel to Eaton Corporation, an Ohio corporation (the “Company”), and the guarantors listed on Schedule I hereto (collectively, the “Schedule I Guarantors”) and Schedule II hereto (collectively, the “Schedule II Guarantors” and, together with the Schedule I Guarantors, the “Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of up to $600,000,000 aggregate principal amount of 0.950% Senior Notes due 2015 (the “2015 Exchange Notes”), up to $1,000,000,000 aggregate principal amount of 1.500% Senior Notes due 2017 (the “2017 Exchange Notes”), up to $1,600,000,000 aggregate principal amount of 2.750% Senior Notes due 2022 (the “2022 Exchange Notes”), up to $700,000,000 aggregate principal amount of 4.000% Senior Notes due 2032 (the “2032 Exchange Notes”) and up to $1,000,000,000 aggregate principal amount of 4.150% Senior Notes due 2042 (the “2042 Exchange Notes” and, together with the 2015 Exchange Notes, the 2017 Exchange Notes, the 2022 Exchange Notes and the 2032 Exchange Notes, the “Exchange Notes”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Exchange Notes. The Exchange Notes and the Guarantees will be issued under an indenture dated as of November 20, 2012, as supplemented on November 30, 2012 and January 8, 2013 (the “Indenture”), among the Company, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The 2015 Exchange Notes, the 2017 Exchange Notes, the 2022 Exchange Notes, the 2032 Exchange Notes and the 2042 Exchange Notes, will be offered by the Company in exchange for up to $600,000,000 aggregate principal amount of its outstanding 0.950% Senior Notes due 2015, up to

Eaton Corporation	- 2 -	September 6, 2013

$1,000,000,000 aggregate principal amount of its outstanding 1.500% Senior Notes due 2017, up to $1,600,000,000 aggregate principal amount of its outstanding 2.750% Senior Notes due 2022, up to $700,000,000 aggregate principal amount of its outstanding 4.000% Senior Notes due 2032 and up to $1,000,000,000 aggregate principal amount of its outstanding 4.150% Senior Notes due 2042, respectively.

We have examined the Registration Statement and the Indenture (including the form of Exchange Note and the terms of the Guarantees), which has been filed with the Commission and incorporated by reference as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee. We have assumed further that (i) each of the Company and the Schedule II Guarantors is validly existing and in good standing under the laws of the jurisdiction in which it was organized, and has duly authorized, executed and delivered the Indenture in accordance with its charter or bylaws or similar organizational documents and the laws of the jurisdiction in which it was organized, (ii) the execution, delivery and performance by the Company and each of the Schedule II Guarantors of the Indenture, the Exchange Notes and the Guarantees, as applicable, do not and will not violate the laws of the jurisdiction in which the Company or any of the Schedule II Guarantors was organized or any other applicable laws (excepting the law of the State of New York and the federal laws of the United States), and (iii) the execution, delivery and performance by the Company and each of the Schedule II Guarantors of the Indenture, the Exchange Notes and the Guarantees, as applicable, do not and will not constitute a breach or violation of any agreement or instrument that is binding upon the Company or any of the Schedule II Guarantors.

Eaton Corporation	- 3 -	September 6, 2013

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. When the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange described above, the Exchange Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

2. When (a) the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange and (b) the Guarantees have been duly issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, and (iv) to the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States, the Delaware General Corporation Law and the Delaware Limited Liability Company Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

Schedule I

Guarantors Incorporated or Formed in the States of New York or Delaware

Guarantor	State of Incorporation or Formation
Eaton Aerospace LLC	Delaware
Eaton Hydraulics LLC	Delaware
Wright Line Holding, Inc.	Delaware
Wright Line LLC	Delaware
Eaton Electric Holdings LLC	Delaware
Cooper B-Line, Inc.	Delaware
Cooper Bussmann, LLC	Delaware
Cooper Lighting, LLC	Delaware
Cooper Power Systems, LLC	Delaware
Cooper Crouse-Hinds, LLC	Delaware
Cooper Wiring Devices, Inc.	New York

Schedule II

Guarantors Incorporated or Formed in Jurisdictions other than the States of New York or Delaware

Guarantor	State of Incorporation or Formation
Eaton US Holdings, Inc.	Ohio
Eaton Aeroquip LLC	Ohio
Eaton Leasing Corp.	Ohio
Cooper Offshore Holdings Ltd.	Bermuda
Eaton Corporation plc	Ireland
Cooper Industries	Ireland
Turlock B.V.	Netherlands
Eaton Controls (Luxembourg) S. à r.l.	Luxembourg
Eaton Technologies (Luxembourg) S. à r.l	Luxembourg